Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-11 of our report dated May 11, 2010 relating to the combined financial statements and financial statement schedule of Clearview Properties (the “Company”) for the years ended December 31, 2009 and 2008 (which report expresses an unqualified opinion with an explanatory paragraph concerning substantial doubt about the Company’s ability to continue as a going concern as discussed in Note 2 to the combined financial statements), appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio

May 11, 2010